UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2010 (March 23, 2010)

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK		73114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On March 23, 2010, Chaparral Energy, Inc. (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with CCMP Capital Investors II (AV-2), L.P., CCMP Energy I LTD. and CCMP Capital Investors (Cayman) II, L.P. (collectively, “CCMP”), pursuant to which CCMP will purchase and the Company will sell 475,042 shares of its class E common stock, par value $0.01 per share, and one share of class F common stock, par value $0.01 per share, for a purchase price of $325.0 million. The closing of the Stock Purchase Agreement is conditioned upon the closing of a new credit facility, the execution of a new stockholders agreement (the “Stockholders Agreement”), the filing of a Second Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”) with the Delaware Secretary of State, the amendment of the Company’s existing bylaws, the offering of employment agreements to the Company’s senior management, the adoption of a new equity incentive plan to key employees and certain other customary closing conditions. The forgoing summary is qualified in its entirety by reference to the Stock Purchase Agreement, which is attached hereto as Exhibit 10.18 and its terms are incorporated herein by reference.

Following the closing of the Stock Purchase Agreement and the stock purchase agreements discussed in Item 8.01 below, CCMP is expected to own approximately 37% of the total outstanding common stock of the Company.

Amended and Restated Certificate of Incorporation

In connection with the execution of the Stock Purchase Agreement, the Company has agreed to file the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. The form of Amended and Restated Certificate of Incorporation is attached as Exhibit B-1 to the Stock Purchase Agreement attached hereto as Exhibit 10.18 and its terms are incorporated herein by reference. The Amended and Restated Certificate of Incorporation creates seven classes of $0.01 par value per share common stock, classes A through G, with the rights and preferences summarized below. The class A common stock will carry standard voting, dividend and liquidation rights. The class B, C and D common stock will be issued to our existing stockholders, with a separate class issued to each stockholder. The class E and class F common stock will be issued to CCMP. One share of class G common stock will be issued to each of our existing stockholders. All shares of class B through G common stock will automatically convert to class A common stock upon consummation of an initial public offering of shares of class A common stock resulting in proceeds to the Company of at least two hundred fifty million dollars ($250,000,000), which is underwritten on a firm commitment basis by a nationally recognized investment banking firm, and which results in the initial listing or quotation of the class A common stock on any national securities exchange (a “Qualified IPO”).

Holders of class B, C and D common stock will have the right, in aggregate, to designate three of our five directors. Holders of class E common stock will have the right to designate the remaining two directors. We expect that holders of each of the class B, C and D common stock will, following the closing of the Stock Purchase Agreement, designate a director. If holders of the class D common stock relinquish their right to designate a director, the holders of class B common stock will have the right to designate two directors. If holders of either class C or class D common stock sell more than 50% of their stock owned immediately prior to the closing date of the Stock Purchase Agreement (the “Closing Date”), holders of class B common stock will assume such right, so long as the class B holders own 80% or more of the common stock they owned immediately prior to the Closing Date. Otherwise, such director will be elected by a majority vote of the stockholders. All of the initial designees of the class B, C, D and E common stock will be approved by the existing board of directors prior to being empanelled.

The class B, E, F and G common stock carry the following additional voting and consent rights:

•

So long as the class B holders own 80% or more of the common stock they owned as of the Closing Date, and without such holder’s prior consent, the Company may neither initiate nor consummate a sale of the Company, whether in the form of a stock sale, asset sale, merger or any other form whatsoever (a “Company Sale”), or a liquidation or dissolution of the Company, on or prior to the sixth anniversary of the Closing Date.

•

In certain circumstances, the Company is prohibited from incurring debt, consummating sales or acquisitions of assets, taking certain operational actions or engaging in other specified transactions without the prior consent of the holders of the class E common stock.

•	Upon the triggering of a Company Sale or a Demand IPO (each as summarized below) by holders of class E common stock, the voting and other rights related to the class F common stock will permit holders of class E common stock to cause any actions necessary to be taken by the Company’s board of directors or stockholders to consummate such Company Sale or Demand IPO.

•

Upon the triggering of a Demand IPO by a majority in interest of our existing stockholders, the voting and other rights related to the class G common stock will permit the majority of the holders of class G common stock to cause any actions necessary to be taken by the Company’s board of directors or stockholders to consummate such Demand IPO.

The rights and preferences of a holder of class B, C, D, E, F and G common stock terminate on the earlier of (x) the closing date of a Qualified IPO or (y) the date that such holder and its permitted transferees cease to beneficially own 5% or more of the Company’s fully-diluted common stock.

Stockholders Agreement

In connection with the execution of the Stock Purchase Agreement, the Company, CCMP and our existing stockholders have agreed to execute the Stockholders Agreement. The form of Stockholders Agreement is attached as Exhibit C to the Stock Purchase Agreement attached hereto as Exhibit 10.18 and its terms are incorporated herein by reference. The Stockholders Agreement will provide for certain general rights and restrictions, including board observer rights, informational rights, general restrictions on transfer of common stock, tag-along rights, preemptive rights, registration rights following a Qualified IPO and, subject to certain limited exceptions, prohibitions on the sale or acquisition of our common stock that would result in a change of control, as such term is defined under the Company’s indentures for its 8 1/2% senior notes due 2015 and its 8 7/8% senior notes due 2017.

The Stockholders Agreement will also provide for the following stockholder-specific rights or restrictions:

•

Prior to a Qualified IPO, Altoma Energy GP (“Altoma”) will not vote for the approval of (i) any merger, consolidation, conversion or a Demand IPO, (ii) certain amendments to our organizational documents, (iii) the sale of all or substantially all of our assets, or (iv) a termination of the business of or liquidation or dissolution of the Company, unless Fischer Investments, L.L.C. (“Fischer”) votes for such approval.

•	Other than pursuant to the exercise of preemptive rights, CHK Holdings, L.L.C. (“CHK”) may not acquire more than 25% of our outstanding common stock.

•

CCMP may sell up to 20% of its common stock owned on the Closing Date without restriction. Prior to a Qualified IPO and except in limited circumstances, CCMP is restricted from making further sales before the fourth anniversary of the Closing Date, and any sales thereafter (but before a Qualified IPO) will be subject to certain rights of first offer provisions set forth in the Stockholders Agreement (the “ROFO provisions”).

•

Fischer may sell up to 20% of its common stock owned immediately prior to the Closing Date subject to certain restrictions. Prior to a Qualified IPO and except in limited circumstances, Fischer is restricted from making further sales before the fourth anniversary of the Closing Date, and any sales thereafter (but before a Qualified IPO) will be subject to the ROFO provisions.

•

Prior to a Qualified IPO and except in limited circumstances, CHK is restricted from selling its common stock before the 30 month anniversary of the Closing Date, and any sales thereafter (but before a Qualified IPO) will be subject to the ROFO provisions.

•

If our common stock is not listed on a national securities exchange after August 15, 2011, Altoma may request to transfer its shares pursuant to a demand registration, but only after Altoma first offers such shares to the Company, and then to CHK, Fischer and CCMP in accordance with the procedures set forth in the Stockholders Agreement.

•

At any time after the 18 month anniversary of the Closing Date, either (i) CCMP or (ii ) a majority in interest of our existing stockholders may demand that we engage in a Qualified IPO (a “Demand IPO”), if (a) the price per share to be received by the Company or such party or parties, as the case may be, in such Demand IPO is at least 1.75 times the price per share paid by CCMP for our common stock pursuant to the Stock Purchase Agreement and (b) certain other conditions are met.

•	At any time after the four year anniversary of the Closing Date, CCMP may demand a Demand IPO.

•	At any time after the sixth anniversary of the Closing Date, and so long as a Qualified IPO has not yet occurred, CCMP may demand a Company Sale, subject to a right of first offer to purchase the

Company provided to Fischer.

With the exception of registration rights, the rights and preferences of a stockholder under the Stockholders Agreement will generally terminate on the earlier of (x) the closing date of a Qualified IPO or (y) the date that such holder and its permitted transferees cease to beneficially own 5% or more of the Company’s fully-diluted common stock.

Amended Bylaws

Our bylaws will be amended to conform to the provisions of the Amended and Restated Certificate of Incorporation. The form of Amended and Restated Bylaws is attached as Exhibit B-2 to the Stock Purchase Agreement attached hereto as Exhibit 10.18 and its terms are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On March 23, 2010, two of the three principal stockholders of the Company, Fischer and Altoma, each entered into a stock purchase agreement with CCMP pursuant to which CCMP will purchase from such stockholder $10.0 million of Company common stock. The closings of these stock purchase agreements are conditioned upon the closing of the Stock Purchase Agreement and certain other customary closing conditions.

On March 24, 2010, the Company issued a joint press release with CCMP announcing the execution of the Stock Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.18	Stock Purchase Agreement dated March 23, 2010 by and among the Company, CCMP Capital Investors II (AV-2), L.P., CCMP Energy I LTD. and CCMP Capital Investors (Cayman) II, L.P.

99.1	Press release of Chaparral Energy, Inc. dated March 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPARRAL ENERGY, INC.

March 24, 2010	By:	/s/ Joseph O. Evans
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

Exhibit Index

Exhibit Number	Description

10.18	Stock Purchase Agreement dated March 23, 2010 by and among the Company, CCMP Capital Investors II (AV-2), L.P., CCMP Energy I LTD. and CCMP Capital Investors (Cayman) II, L.P.

99.1	Press release of Chaparral Energy, Inc. dated March 24, 2010.